EXHIBIT 10.84
Lease Facility Safety Management Agreement

Lease Facility Safety Management Agreement

Party A (Lessor):	Shanghai Yuan Howe Electronic Co., Ltd. Legal Address: No.8 of 18 Lane San Zhuang Road, Songiiang Export Proceeding Zone, Shanghai

Party B (Lessee):	Shanghai Kai Hong Technology Electronic Co., Ltd., Legal Address: No.1 of 18 Lane San Zhuang Road, Songiiang Export Proceeding Zone, Shanghai

Location where the Agreement will be performed (address):	Buildings of new factory in No.2 of 18 Lane San Zhuang Road, Songiiang Export Proceeding Zone, Shanghai
This Lease Facility Safety Management Agreement (the “Agreement”) was made by and between Party A and Party B based on the “DSH #2 Building Lease Agreement”, pursuant to the “Opinions concerning Strengthening the Safety Management of Production, Firefighting and Special Equipments in Rental Plants and Location in Shanghai Municipality” (Hu Fu Ban Fa [2004] No.34, hereinafter referred to as “Safety Management Opinions”), combining related laws and regulations for safe production, and in accordance with principles of fairness, willingness and faithfulness.
This Agreement is based on mutual negotiation and understanding concerning Party B’s legally leased facility:
I. Party A shall provide written certificates, such as property right certificate, which proves the validity of its buildings.
II. Party B shall provide such valid certificates as Business License for Enterprise, Business License for Individual Business, Organization Code Certificate, Identification card of legal representative and other related permission certificates. Party A shall check related certificates and make copies for recording.
III. The location leased by Party A, after being confirmed by the parties, shall satisfy the safe production requirements for the business and operation of Party B, where the location fails to meet the aforementioned requirements, it shall be corrected by (Party A) (Party B), Party B may carry out the business and operation only when the location meets the safe production requirements.
IV. Party B shall be in charge of the safety management of its own business and operation and shall comply with related laws and regulations of the People’s Republic of China (“PRC”) and Shanghai for production safety based on the guideline of Safety the Primacy and Precaution the Essential to well manage the production safety.
1. To establish the safe production management institute and responsibility system for production safety as well as regulations on management safety according to laws. To specify the safety production personnel either party-time or full-time and shall formulate corresponding emergency plan based on the actual business and operation.
2. To ensure the necessary input for the production safety, and to eliminate potential safety hazards timely.
3. To carry out safety education training for the workers in accordance with laws, and shall engage personnel with related qualification to do certain works that shall be done with related certificate required by the state or Shanghai municipality.
4. To establish feasible safe production systems and operation procedures, and put them up on prominent spot.
5. To maintain regular and daily safety check so as to prevent accidents such as death and injury, fire or other accidents.
6. To make use of electricity safely, to protect flood and typhoon, toxicosis and theft. To well maintain electricity facilities. Connecting wiring without authorization shall be strictly forbidden. To equip and maintain fire extinguishers according to requirements so as to ensure the clearness of emergency passageway.
7. The “Three in One” is strictly forbidden. To accommodate personnel in the rental plants or locations, without written approvals issued by government and other competent authorities, is also strictly forbidden.
8. In relation to safety permission, no business and operation shall be carried out only till obtaining related safe production permission.
9. In relation to special equipments, these equipments shall not be put into production and business only after obtaining related test certificates.
10. To strengthen labor management and take on related work insurance for the workers.
11. The fitness of the leased facilities and locations as well as the installment of equipments shall be subject to related technical criterion and the requirements of firefighting, without damaging the construction of buildings. Where the usage of the leased facility needs to be changed, related formalities shall be handled timely. In terms of the leased facility that shall be examined and tested before being put into use pursuant to regulations of the PRC and Shanghai municipality, it shall be handled with according to related regulations thereof.
12. In case of a safety accident, the lessee shall report such accident to the lessor and the government as well as safety management department of Shanghai municipality and organize to carry out salvage to prevent the expansion of such accident; in addition, the scene shall be protected.
13. To accept Party A’s reasonable management and coordination for the safety of product production.
14. In the course of the lease, the parties shall, based on the agreements in “Safety Management Opinions”, ensure the normal usability and safety condition of the leased facilities. When Party A carries out the lease facility-check, Party B shall cooperate accordingly. Where Party A may detect the potential safety hazards in the production of Party B, it may be entitled to inform Party B in writing and require Party B to correct.
15. Where Party B carries out the production and business of dangerous chemicals, it shall obtain the production permission certificate and business permission certificate of dangerous chemicals as well as safe production training certificates of workers, which shall be submit to Party A for record.
16. Leasing facilities or locations inside the inner circle of Shanghai for the production of dangerous chemicals shall be forbidden.

17. Any impedance, closure or improper use of the exit passageway and emergency outlet shall be forbidden.
18. Any use of production technology, equipment and dangerous substance that has been officially eliminated by the PRC and Shanghai municipality, and any manufacturing, installing or modifying of special equipment illegally or making use of special equipments illegally are strictly forbidden.
V. In case Party B may fall into any of the following circumstances, Party A shall be entitled to terminate the DSH #2 Building Lease Agreement immediately:
1. Violating related laws and regulations of the PRC and Shanghai municipality, illegal production or business.
2. Failing to report or organizing immediate rescue in the event of death or injury accidents.
VI. Party A is responsible for the comprehensive management of the production safety in the location. Party A shall establish comprehensive system for the safety of the leased location and appoint safety management personnel either part-time or full-time to strengthen the safety management in the leased location. Where Party A may detect the potential safety hazards in the process of daily safety comprehensive management, Party A shall provide Party B with correct opinions and report to the government and safety production management department of the Shanghai municipality.
VII. This Agreement shall be retroactively effective from October 31, 2008 until the termination date of this Agreement.
VIII. This Agreement shall be made in duplicate, with each party retaining one copy.

Party A Shanghai Yuan Howe Electronic Co., Ltd.: (stamp)	Party B Shanghai Kai Hong Technology Electronic Co., Ltd.: (stamp)

Representative of Party A:	Representative of Party B:
Site of signing: No.1 of 18 Lane San Zhuang Road, Song Jiang Export Proceeding Zone, Shanghai
Date of signing:

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